Exhibit 10.2

WHITTIER ENERGY CORPORATION

RETENTION AND SEVERANCE PLAN

THIS RETENTION AND SEVERANCE PLAN (the “Plan”), made and executed at Houston, Texas, by Whittier Energy Corporation, a Nevada corporation (the “Company”), is being established by the Company to provide for the payment of retention bonuses and severance benefits to eligible employees of the Company and its participating affiliates under the circumstances described below.

ARTICLE I

DEFINITIONS

1.1           Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)            “Applicable Retention Factor” shall mean the retention factor specified as applicable to a Key Employee as set forth on the attached Schedule A.

(b)            “Applicable Severance Factor” shall mean the severance factor specified as applicable to a Key Employee as set forth on the attached Schedule A.

(c)            “Base Pay” shall mean the annualized base rate of compensation payable by the Employer to a Key Employee in cash, including any amount that the Key Employee could have received in cash had he or she not elected to contribute such amount to an employee benefit plan maintained by the Employer, but excluding overtime pay, call pay, shift and area differentials, commissions, bonuses, added premiums, and all other forms of incentive or supplemental pay, employee benefits and perquisites paid or provided by the Employer.

(d)            “Board” shall mean the Board of Directors of the Company.

(e)            A “Change of Control” shall be deemed to have occurred if:

(1)           individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

(2)           any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation, partnership, limited partnership, limited liability company or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock or the Company is or becomes the beneficial owner (as such phrase is defined in Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(3)           the Company consummates a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(4)           the Company consummates the sale or disposition of all or substantially all of its assets.

(f)             “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)            “Committee” shall mean the committee appointed by the Board to administer the Plan.

(h)            “Company” shall mean Whittier Energy Corporation, a Nevada corporation.

(i)             A “Constructive Termination” shall be deemed to have occurred with respect to a Key Employee if, during the Retention Period or within the period of one hundred and eighty (180) days commencing upon the occurrence of the first Change of Control to occur after the Effective Date, as applicable, the Employer:

(1)           reduces such Key Employee’s Base Pay or target bonus under any bonus or incentive compensation plan of the Employer from the Base Pay being paid to or the bonus being targeted for him or her immediately prior to the Change of Control;

(2)           makes a significant reduction in the level, or a significant increase in the cost to such Key Employee, of the employee benefits (including but not limited to medical, dental, vision, life insurance, accidental death and dismemberment, and long-term disability benefits) and perquisites being provided to or for the benefit of such Key Employee from the level or cost applicable to him or her immediately prior to the Change of Control; or

(3)           requires or requests such Key Employee to relocate to a principal place of employment that is more than fifty (50) miles from the location where he or she was principally employed immediately prior to the Change of Control.

(j)             “Effective Date” shall mean January 18, 2007.

(k)            “Employer” shall include the Company and each other entity or organization that adopts the Plan in accordance with the provisions of Section 4.4 of the Plan and their successors.

(l)             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(m)           “Involuntary Termination” shall mean any termination of a Key Employee’s employment with the Employer which:

(1)           does not result from a voluntary resignation by the Key Employee (other than a resignation pursuant to Section 1.1(n)(2)); or

(2)           results from a resignation by a Key Employee on or before the date which is sixty (60) days after the date the Key Employee is notified of a Constructive Termination applicable to him or her;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of the Key Employee’s death, disability under circumstances entitling him or her to benefits under the Employer’s long-term disability plan, or Retirement; and provided further that if such Key Employee continues to provide services to or with respect to the Employer (or one of its affiliates or a successor employer) following his or her termination of employment with the Employer, the “Involuntary Termination” of such Key Employee shall not be deemed to have occurred until such Key Employee has incurred a “separation from service” (within the meaning of Section 409A(a)(2) of the Code and the regulations promulgated thereunder) with respect to the Employer and its affiliates.

(n)           “Key Employee” shall mean an employee of the Employer who is listed on the attached Schedule A.

(o)           “Monthly Base Pay” shall mean the greater of (1) the Key Employee’s Base Pay immediately prior to the date on which the Change of Control occurs, or (2) the Key Employee’s Base Pay immediately prior to the date of his or her Involuntary Termination, in either case divided by twelve (12).

(p)           “Payment Date” shall mean (1) with respect to a Key Employee who is not a Specified Employee, the day immediately after the date of such Key Employee’s Involuntary Termination, and (2) with respect to a Key Employee who is a Specified Employee, the earlier of (i) the date that is six (6) months after the date of such Key Employee’s Involuntary

Termination, or (ii) the date that is thirty (30) days after the date of such Key Employee’s death following his or her termination of employment with the Employer.

(q)           “Retention Period” shall mean the period of ninety (90) days commencing upon the occurrence of the first Change of Control to occur after the Effective Date.

(r)            “Retirement” shall mean a Key Employee’s voluntary resignation onor after the date as of which he or she has attained age sixty-five (65), excluding a resignation at the request of the Employer or a resignation within sixty (60) days after such Key Employee is notified of a Constructive Termination applicable to him or her.

(s)            “Specified Employee” shall mean a Key Employee who is a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations promulgated thereunder.

(t)            “Termination for Cause” shall mean any termination of a Key Employee’s employment with the Employer by reason of the Key Employee’s (1) conviction of a felony or misdemeanor involving moral turpitude, (2) engagement in conduct involving a material misuse of the Employer’s or an affiliate’s funds or other property, (3) engagement in business activities which are in conflict with the business interests of the Employer, (4) gross negligence or willful misconduct, (5) engagement in conduct which is in violation of the Employer’s safety rules or standards or which otherwise may cause or causes injury to another employee or any other person, or (6) material violation of the Company’s Code of Ethics.

(u)           “Welfare Benefit Coverages” shall mean the medical, dental and vision care benefits provided by the Employer to its active employees.

1.2           Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3           Headings.  The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II

RETENTION BONUS AND SEVERANCE BENEFITS

2.1           Retention Bonus.  Subject to the provisions of Sections 2.5 and 2.6 hereof:

(a)           if a Key Employee’s employment by the Employer continues through the end of the last day of the Retention Period, the Employer shall pay to such Key Employee on the day immediately following the last day of the Retention Period an amount in cash equal to such Key Employee’s Monthly Base Pay multiplied by such Key Employee’s Applicable Retention Factor; and

(b)           if a Key Employee’s employment by the Employer terminates in an Involuntary Termination prior to the end of the last day of the Retention Period, the Employer shall pay to such Key Employee on his or her Payment Date an amount in cash equal to such Key Employee’s Monthly Base Pay multiplied by such Key Employee’s Applicable Retention Factor.

The severance benefits payable under this Section 2.1 (1) shall be deemed to be severance pay subject to any required tax withholding, and (2) shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan (within the meaning of ERISA) maintained by the Employer.

2.2           Severance Benefits.  Subject to the provisions of Sections 2.3, 2.5 and 2.6 hereof, if a Key Employee’s employment by the Employer terminates in an Involuntary Termination within the period of one hundred and eighty (180) days commencing upon the occurrence of the first Change of Control to occur after the Effective Date, then in addition to any payment that may be due to such Key Employee pursuant to the provisions of Section 2.1 hereof, the Employer shall:

(a)           pay to such Key Employee on his or her Payment Date an amount in cash equal to such Key Employee’s Monthly Base Pay multiplied by such Key Employee’s Applicable Severance Factor; and

(b)           provide such Key Employee with continued Welfare Benefit Coverages for himself or herself and, where applicable, his or her eligible dependents, for a period of six (6) months following the date of such Involuntary Termination; provided, however, that the Key Employee must continue to pay the premiums paid by active employees of the Employer from time to time for such coverages.  Such benefit rights shall apply only to those Welfare Benefit Coverages that the Employer has in effect from time to time for active employees.  If the Employer determines that providing one of the Welfare Benefit Coverages under a welfare plan maintained by the Employer will fail to satisfy a nondiscrimination requirement that the Employer intended such welfare plan to satisfy, then instead of providing such benefit under such welfare plan, the Employer may provide such benefit to or with respect to such Key Employee under another plan or insurance arrangement.  Welfare Benefit Coverages shall immediately end upon the Key Employee’s obtainment of new employment and eligibility for similar Welfare Benefit Coverages (with the Key Employee being obligated hereunder to promptly report such eligibility to the Employer).

The severance benefits payable under this Section 2.2 (1) shall be deemed to be severance pay subject to any required tax withholding, and (2) shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan (within the meaning of ERISA) maintained by the Employer.

2.3           Release and Full Settlement.  Any provision of the Plan to the contrary notwithstanding, as a condition to the receipt of any severance benefit hereunder, a Key

Employee whose employment by the Employer terminates in an Involuntary Termination shall execute a release and indemnity, in such reasonable form as may be approved by the Committee, releasing the Board, the Committee, the Employer and the Employer’s affiliates, shareholders, partners, officers, directors, employees and agents from, and indemnifying each such party against, any and all claims and causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Key Employee’s employment with the Employer, the termination of such employment and the performance of the Employer’s obligations hereunder, and the receipt by such Key Employee of any benefit provided hereunder shall constitute full settlement of all such claims and causes of action of such Key Employee.

2.4           Mitigation.  A Key Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by retirement benefits or by any compensation or benefit earned by the Key Employee as the result of employment by another employer (except with respect to Welfare Benefit Coverages to the extent provided under Section 2.2(b)).

2.5           Severance Pay Plan Limitation.  The Plan is intended to be an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and the Department of Labor regulations promulgated thereunder.  Accordingly, any provision of the Plan to the contrary notwithstanding, in no event shall any Key Employee receive total payments under the Plan that exceed the equivalent of twice such Key Employee’s “annual compensation” (as such term is defined in 29 CFR § 2510.3-2(b)(2)) during the year immediately preceding his or her Involuntary Termination.  If total payments under the Plan to a Key Employee would otherwise exceed the limitation in the preceding sentence, the amount payable to such Key Employee pursuant to Sections 2.1 or 2.2 shall be reduced in order to satisfy such limitation.

2.6           Parachute Payment Limitation.  Any provision of the Plan to the contrary notwithstanding, if a Key Employee is a “disqualified individual” (as defined in Section 280G of the Code), and the retention and severance benefits provided in Sections 2.1 and 2.2, together with any other payments or benefits which the Key Employee has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments received by the Key Employee from the Employer will be one dollar ($1.00) less than three times the Key Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Key Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Key Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).  The determination as to whether any such reduction in the amount of the severance benefits is necessary shall be made by the Company in good faith, and such determination shall be conclusive and binding on the Key Employee.  If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Key Employee’s base amount, the Key Employee shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

ARTICLE III

ADMINISTRATION OF PLAN

3.1           Committee’s Powers and Duties.  It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.  The Committee shall be the Plan’s named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law.  For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

(a)           to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)           to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c)           to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)           to make determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Key Employee’s employment and the cause of such termination);

(e)           to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;

(f)            to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g)           to sue or cause suit to be brought in the name of the Plan; and

(h)           to obtain from the Employer and from the Key Employees such information as is necessary for the proper administration of the Plan.

3.2           Member’s Own Participation.  No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself or herself as a participant in the Plan.

3.3           Indemnification.  The Company shall indemnify and hold harmless each member ofthe Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4           Compensation, Bond and Expenses.  The members of the Committee shall not receive compensation for their services as members of the Committee.  To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5           Claims Procedure.  A Key Employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for such benefit.  A Key Employee who is not paid a Plan benefit and who believes that he or she isentitled to suchbenefit, or who has been paid a Plan benefit andwho believes that he or she is entitled to a greater benefit, shall file a written claim for such benefit withthe Committee no later than sixty (60) days after such Key Employee’s Payment Date.  In any case in which a claim for a Plan benefit is submitted by a Key Employee, theCommittee shall furnish written notice to the claimant within sixty (60) days (or within 120 days if additional information requested by the Committee necessitates an extension of the sixty-day period), which notice shall:

(a)           state the specific reason or reasons for the denial or modification;

(b)           provide specific references to pertinent Plan provisions on which the denial or modification is based;

(c)           provide a description of any additional material or information necessary for the Key Employee or his or her representative to perfect the claim, and an explanation of why such material or information is necessary; and

(d)           explain the Plan’s claim review procedure as contained herein.

In the event a claim for a Plan benefit is denied or modified, if the Key Employee or his or her representative desires to have such denial or modification reviewed, he or she must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Key Employee or his or her representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing.  Within sixty (60) days following such request for review, the Committee shall, after providing a full and fair review, render its final decision in writing to the Key Employee and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based.  If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time for review is required, written notice of the extension shall be furnished to the Key Employee and his or her representative, if any, prior to the commencement of the extension period.

3.6           Mandatory Arbitration.  If a Key Employee or his or her representative is not satisfied with the decision of the Committee pursuant to the Plan’s claims review procedure, such Key Employee or his or her representative may, within sixty (60) days of receipt of the written decision of the Committee, request by written notice to the Committee that his or her claim be submitted to arbitration pursuant to the employee benefit plan claims arbitration rules of the American Arbitration Association.  Such arbitration shall be the sole and exclusive procedure available to a Key Employee or his or her representative for review of a decision of the Committee.  The Key Employee or his or her representative and the Employer shall share equally the cost of such arbitration, including but not limited to the fees of the arbitrator and reasonable attorneys’ fees, unless the arbitrator determines otherwise.  The arbitrator’s decision shall be final and legally binding on both parties.  Judgment upon the arbitrator’s decision may be entered in any court of appropriate jurisdiction, and may not be challenged in any court, either at the place of arbitration or elsewhere.  This Section shall be governed by the provisions of the Federal Arbitration Act.

ARTICLE IV.

GENERAL PROVISIONS

4.1           Funding.  The benefits provided under the Plan shall be unfunded and shall be provided from the Employer’s general assets.

4.2           Cost of Plan. The entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Key Employees.

4.3           Plan Year.  The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year (with a short plan year commencing on the Effective Date and ending on December 31, 2007).

4.4           Other Participating Employers. With the written consent of the Committee, any entity or organization eligible by law to participate in the Plan may adopt the Plan and become a participating Employer hereunder by executing and delivering a written instrument evidencing such adoption to the Secretary of the Company.  Such written instrument shall specify the effective date of the adoption of the Plan by such adopting Employer, may incorporate specific provisions relating to the operation of the Plan which apply to the adopting Employer only, and shall become, as to such adopting Employer and its employees, a part of the Plan.  Each adopting Employer shall be conclusively presumed to have agreed to be bound by the terms of the Plan as amended from time to time.  The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Key Employee.

4.5           Amendment and Termination.

(a)           Prior to a Change of Control, the Plan may be amended or modified in any respect and may be terminated, on behalf of all Employers, by resolution adopted by the Board; provided, however, that no such amendment, modification or termination which would adversely affect the benefits or protections provided under the Plan to any individual who is a Key Employee on the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change of Control occurs prior to January 1, 2008, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual (it being understood that the removal of a Key Employee from participation in the Plan shall, for the purposes of this Section, constitute an adverse affect to the benefits or protections provided under the Plan to any Key Employee so removed).

(b)           Upon and after the occurrence of the first Change of Control to occur after the Effective Date, the Plan may not be amended, modified or terminated in any manner which would adversely affect the benefits or protections provided under the Plan to any individual who is a Key Employee on the date such Change of Control occurred, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual.

(c)           Notwithstanding the foregoing provisions of this Section 4.5, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Key Employees (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.5(c) shall reduce the value of the compensation or benefits that would be payable to a Key Employee in connection with his or her Involuntary Termination following a Change of Control without the written consent of such Key Employee.

(d)           Any provision of this Plan to the contrary notwithstanding, if no Change of Control occurs prior to January 1, 2008, this Plan shall terminate and be null and void in its entirety on and after January 1, 2008.

4.6           No Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time.

4.7           Severability.  Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8           Nonalienation.  A Key Employee shall have no right or ability to pledge, hypothecate, anticipate, assign or otherwise transfer any benefit or right under the Plan, except by will or the laws of descent and distribution.

4.9           Effect of Plan.  The Plan is intended to supersede all oral or written policies of the Employer and all oral or written communications to Key Employees with respect to the subject matter of the Plan that were written or communicated prior to the Effective Date, and all such prior policies and communications shall be null and void on and after the Effective Date.  The Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Key Employees.  In addition, upon the occurrence of a Change of Control, all rights of a Key Employee to eligibility and participation under the Plan shall vest and shall be considered a contract right enforceable against the Employer and any successors thereto, subject to the terms and conditions of the Plan.

4.10         Code Section 409A Compliance.  The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code, and shall be interpreted and administered to the extent possible in accordance with such intent.  Neither the Company nor any other Employer makes any guarantee as to the tax treatment of any payments or benefits to be provided pursuant to the Plan.

4.11         Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except to the extent preempted by federal law.

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IN WITNESS WHEREOF, the Plan has been executed by the Company on this 18th day of January 2007.

WHITTIER ENERGY CORPORATION

By:	/s/ Bryce W. Rhodes
Name:	Bryce W. Rhodes
Title:	Chief Executive Officer

SCHEDULE A FOR THE

WHITTIER ENERGY CORPORATION

RETENTION AND SEVERANCE PLAN

The following table identifies each Key Employee and sets forth his or her Applicable Retention Factor and Applicable Severance Factor:

This Schedule A has been executed on this 18th day of January 2007.

WHITTIER ENERGY CORPORATION

By:	/s/ Bryce W. Rhodes
Name:	Bryce W. Rhodes
Title:	President and Chief Executive Officer